Exhibit 99.1
News Release
USA Compression Partners, LP
111 Congress Avenue, Suite 2400
Austin, Texas 78701
usacompression.com
USA Compression Partners Reports First Quarter 2022 Results; Confirms 2022 Outlook
AUSTIN, Texas, May 3, 2022 — USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the first quarter 2022.
First Quarter 2022 Highlights
•Total revenues were $163.4 million for the first quarter 2022, compared to $157.5 million for the first quarter 2021.
•Net income was $3.3 million for the first quarter 2022, compared to $0.4 million for the first quarter 2021.
•Net cash provided by operating activities was $35.1 million for the first quarter 2022, compared to $39.6 million for the first quarter 2021.
•Adjusted EBITDA was $98.4 million for the first quarter 2022, compared to $99.6 million for the first quarter 2021.
•Distributable Cash Flow was $50.1 million for the first quarter 2022, compared to $52.6 million for the first quarter 2021.
•Announced cash distribution of $0.525 per common unit for the first quarter 2022, consistent with the first quarter 2021.
•Distributable Cash Flow Coverage was 0.98x for the first quarter 2022, compared to 1.03x for the first quarter 2021.
“During the first quarter, we started to realize the anticipated pick-up in demand for our contract compression services,” commented Eric D. Long, USA Compression’s President and Chief Executive Officer. “The strong levels of quote activity we saw prior to the Russian invasion of Ukraine on February 24th have continued to increase – leading to top-line growth, with increases in total revenue, active horsepower, horsepower utilization and pricing. Average active horsepower increased by approximately 28,000 horsepower throughout the first quarter. By the end of the period, horsepower utilization had increased to 86.1%, up from 82.7% at the end of 2021. And average pricing per month increased to $16.87, up from $16.62 during the fourth quarter of 2021.”
“While supply chain bottlenecks are evident across all facets of the energy industry, USA Compression is able to quickly and cost effectively redeploy high quality, recent vintage equipment from our idle fleet to meet the growing demands of our long time infrastructure oriented customers. We currently expect our fleet utilization to continue to increase during the balance of the year. Expansion capital for the quarter was approximately $20 million, divided roughly evenly between reconfiguration of existing units and new unit purchases and start-ups. Due to strong demand from some of our largest customers, in early 2022 we committed to purchase an additional 20 large horsepower compression units, which brings our committed new unit order for 2022 to 30 units, for a total of 75,000 horsepower. By locking in delivery slots that now approach a full year, we expect to secure multi-year contracts with our customers for late 2022 and early 2023 deployment.”
“Lastly, the time and effort we’ve invested in the Dual Drive offering has begun to bear fruit, with the recent execution of our first multi-year contract for a series of large horsepower units with an existing customer. This achievement helps validate our belief that Dual Drive represents an attractive service offering for our customers – the ability to deploy electric compression that significantly reduces emissions while at the same time maintaining reliability from the redundancy of natural gas compression. USA Compression customers will improve their environmental footprint from this hybrid technology. We are optimistic that with these units on the ground and operating, we’ll be able to continue to deploy additional Dual Drive units over the course of 2022 and beyond.”
Expansion capital expenditures were $20.1 million, maintenance capital expenditures were $5.8 million and cash interest expense, net was $30.0 million for the first quarter 2022.
On April 14, 2022, the Partnership announced a first quarter cash distribution of $0.525 per common unit, which corresponds to an annualized distribution rate of $2.10 per common unit. The distribution will be paid on May 6, 2022 to common unitholders of record as of the close of business on April 25, 2022.
On April 27, 2022, a tranche of warrants with the right to purchase 5,000,000 common units was exercised in full by the holders. The exercise of the warrants was net settled by the Partnership for a total of approximately 534,000 common units. These warrants were part of the preferred equity financing undertaken in 2018 for the CDM Acquisition.

Operational and Financial Data

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Operational data:
Fleet horsepower (at period end) (1)	3,687,518	3,689,018	3,720,745
Revenue generating horsepower (at period end) (2)	2,987,624	2,964,206	2,987,627
Average revenue generating horsepower (3)	2,978,422	2,950,623	2,994,418
Revenue generating compression units (at period end)	3,949	3,942	3,942
Horsepower utilization (at period end) (4)	86.1%	82.7%	83.1%
Average horsepower utilization (for the period) (4)	84.9%	82.9%	83.1%

Financial data ($ in thousands, except per horsepower data):
Revenue	$163,412	$159,943	$157,513
Average revenue per revenue generating horsepower per month (5)	$16.87	$16.62	$16.60
Net income	$3,254	$3,105	$371
Operating income	$35,098	$36,336	$32,760
Net cash provided by operating activities	$35,054	$81,057	$39,612
Gross margin	$50,616	$49,698	$47,855
Adjusted gross margin (6)	$109,680	$108,945	$108,885
Adjusted gross margin percentage (7)	67.1%	68.1%	69.1%
Adjusted EBITDA (6)	$98,423	$99,205	$99,553
Adjusted EBITDA percentage (7)	60.2%	62.0%	63.2%
Distributable Cash Flow (6)	$50,146	$52,039	$52,580
____________________________________
(1)Fleet horsepower is horsepower for compression units that have been delivered to the Partnership (and excludes units on order). As of March 31, 2022, the Partnership had 75,000 large horsepower on order for delivery, all of which is expected to be delivered within the next twelve months and 50,000 horsepower of which we expect to be delivered in the remainder of 2022.
(2)Revenue generating horsepower is horsepower under contract for which the Partnership is billing a customer.
(3)Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.
(4)Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract but not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.
Horsepower utilization based on revenue generating horsepower and fleet horsepower was 81.0%, 80.4% and 80.3% at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 80.7%, 80.0% and 80.4% for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(5)Calculated as the average of the result of dividing the contractual monthly rate, excluding standby or other temporary rates, for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.
(6)Adjusted gross margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, as well as reconciliations of each measure to its most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.
(7)Adjusted gross margin percentage and Adjusted EBITDA percentage are calculated as a percentage of revenue.
Liquidity and Long-Term Debt
As of March 31, 2022, the Partnership was in compliance with all covenants under its $1.6 billion revolving credit facility. As of March 31, 2022, the Partnership had outstanding borrowings under the revolving credit facility of $565.5 million, $1.0 billion of borrowing base availability and, subject to compliance with the applicable financial covenants, available borrowing capacity of $224.4 million. As of March 31, 2022, the outstanding aggregate principal amount of the Partnership’s 6.875% senior notes due 2026 and 6.875% senior notes due 2027 was $725.0 million and $750.0 million, respectively.

Full-Year 2022 Outlook
USA Compression is confirming its full-year 2022 guidance as follows:
•Net income range of $33.0 million to $53.0 million;
•A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;
•Adjusted EBITDA range of $406.0 million to $426.0 million; and
•Distributable Cash Flow range of $213.0 million to $233.0 million.
Conference Call
The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss first quarter 2022 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:
Dial 888-394-8218 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call. Investors outside the U.S. and Canada should dial 323-701-0225. The conference ID for both is 8248631.

A replay of the call will be available through May 13, 2022. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The conference ID for both is 8248631.

By Webcast:	Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacompression.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.
About USA Compression Partners, LP
USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USA Compression partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USA Compression focuses on providing natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. More information is available at usacompression.com.
Non-GAAP Financial Measures
This news release includes the Non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA, Distributable Cash Flow and Distributable Cash Flow Coverage Ratio.
Adjusted gross margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes that Adjusted gross margin is useful as a supplemental measure to investors of the Partnership’s operating profitability. Adjusted gross margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin, its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, Adjusted gross margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of Adjusted gross margin as a measure of the Partnership’s performance, management believes that it is important to consider gross margin determined under GAAP, as well as Adjusted gross margin, to evaluate the Partnership’s operating profitability.
Management views Adjusted EBITDA as one of its primary tools for evaluating the Partnership’s results of operations, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income tax expense (benefit). The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense

(benefit), severance charges, certain transaction expenses, loss (gain) on disposition of assets and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of its financial statements, such as investors and commercial banks, to assess:
•the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the ability of the Partnership’s assets to generate cash sufficient to make debt payments and pay distributions; and
•the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.
Management believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. Management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Distributable Cash Flow is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense (benefit), depreciation and amortization expense, unit-based compensation expense (benefit), impairment of compression equipment, impairment of goodwill, certain transaction expenses, severance charges, loss (gain) on disposition of assets, proceeds from insurance recovery and other, less distributions on the Partnership’s Series A Preferred Units (“Preferred Units”) and maintenance capital expenditures.
Distributable Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, the Partnership’s Distributable Cash Flow as presented may not be comparable to similarly titled measures of other companies.
Management believes Distributable Cash Flow is an important measure of operating performance because it allows management, investors and others to compare basic cash flows the Partnership generates (after distributions on the Partnership’s Preferred Units but prior to any retained cash reserves established by the Partnership’s general partner and the effect of the Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its common unitholders.
Distributable Cash Flow Coverage Ratio is defined as Distributable Cash Flow divided by distributions declared to common unitholders in respect of such period. Management believes Distributable Cash Flow Coverage Ratio is an important measure of operating performance because it allows management, investors and others to gauge the Partnership’s ability to pay distributions to common unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.
This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2022 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.
See “Reconciliation of Non-GAAP Financial Measures” for Adjusted gross margin reconciled to gross margin, Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) and net cash provided by operating activities reconciled to Distributable Cash Flow and Distributable Cash Flow Coverage Ratio.
Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “if,” “project,” “outlook,” “will,” “could,” “should,” or other similar words or the negatives thereof, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2022 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:
•changes in the long-term supply of and demand for crude oil and natural gas, including as a result of the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, actions taken by governmental authorities and other third parties in response to such events and the resulting disruption in the oil and gas industry and impact on demand for oil and gas;
•changes in general economic conditions, including inflation or supply chain disruptions, and changes in economic conditions of the crude oil and natural gas industries, including any impact from the military conflict involving Russia and Ukraine;
•competitive conditions in the Partnership’s industry, including competition for employees in a tight labor market;
•renegotiation of material terms of customer contracts;
•actions taken by the Partnership’s customers, competitors and third-party operators;
•changes in the availability and cost of capital, including changes to interest rates;
•operating hazards, natural disasters, epidemics, pandemics (such as COVID-19), weather-related impacts, casualty losses and other matters beyond the Partnership’s control;
•operational challenges relating to COVID-19 and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of the Partnership’s employees, remote work arrangements, performance of contracts and supply chain disruptions;
•the deterioration of the financial condition of the Partnership’s customers, which may result in the initiation of bankruptcy proceedings with respect to customers;
•the restrictions on the Partnership’s business that are imposed under the Partnership’s long-term debt agreements;
•information technology risks including the risk from cyberattacks;
•the effects of existing and future laws and governmental regulations;
•the effects of future litigation;
•the Partnership’s ability to realize the anticipated benefits of acquisitions;
•factors described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2022, and subsequently filed reports; and
•other factors discussed in the Partnership’s filings with the SEC.
All forward-looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
Investor Contacts:
USA Compression Partners, LP
Matthew C. Liuzzi
Chief Financial Officer
512-369-1624
ir@usacompression.com

USA COMPRESSION PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per unit amounts – Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Revenues:
Contract operations	$157,668	$153,503	$152,525
Parts and service	1,926	3,250	2,038
Related party	3,818	3,190	2,950
Total revenues	163,412	159,943	157,513
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	53,732	50,998	48,628
Depreciation and amortization	59,064	59,247	61,030
Selling, general and administrative	15,265	13,470	13,800
Gain on disposition of assets	(179)	(276)	(1,255)
Impairment of compression equipment	432	168	2,550
Total costs and expenses	128,314	123,607	124,753
Operating income	35,098	36,336	32,760
Other income (expense):
Interest expense, net	(31,838)	(32,966)	(32,288)
Other	20	19	25
Total other expense	(31,818)	(32,947)	(32,263)
Net income before income tax expense	3,280	3,389	497
Income tax expense	26	284	126
Net income	3,254	3,105	371
Less: distributions on Preferred Units	(12,187)	(12,187)	(12,187)
Net loss attributable to common unitholders’ interests	$(8,933)	$(9,082)	$(11,816)

Weighted average common units outstanding – basic and diluted	97,365	97,151	96,989

Basic and diluted net loss per common unit	$(0.09)	$(0.09)	$(0.12)

Distributions declared per common unit	$0.525	$0.525	$0.525

USA COMPRESSION PARTNERS, LP
SELECTED BALANCE SHEET DATA
(In thousands, except unit amounts – Unaudited)

March 31, 2022
Selected Balance Sheet data:
Total assets	$2,736,952
Long-term debt, net	$2,023,183
Total partners’ capital	$41,618

Common units outstanding	97,377,355

USA COMPRESSION PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands — Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net cash provided by operating activities	$35,054	$81,057	$39,612
Net cash used in investing activities	(19,714)	(15,522)	(4,206)
Net cash used in financing activities	(15,325)	(65,785)	(35,309)

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED GROSS MARGIN TO GROSS MARGIN
(In thousands — Unaudited)
The following table reconciles Adjusted gross margin to gross margin, its most directly comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total revenues	$163,412	$159,943	$157,513
Cost of operations, exclusive of depreciation and amortization	(53,732)	(50,998)	(48,628)
Depreciation and amortization	(59,064)	(59,247)	(61,030)
Gross margin	$50,616	$49,698	$47,855
Depreciation and amortization	59,064	59,247	61,030
Adjusted gross margin	$109,680	$108,945	$108,885

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands — Unaudited)
The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$3,254	$3,105	$371
Interest expense, net	31,838	32,966	32,288
Depreciation and amortization	59,064	59,247	61,030
Income tax expense	26	284	126
EBITDA	$94,182	$95,602	$93,815
Interest income on capital lease	—	—	48
Unit-based compensation expense (1)	3,710	3,599	4,182
Transaction expenses (2)	27	34	—
Severance charges	251	78	213
Gain on disposition of assets	(179)	(276)	(1,255)
Impairment of compression equipment (3)	432	168	2,550
Adjusted EBITDA	$98,423	$99,205	$99,553
Interest expense, net	(31,838)	(32,966)	(32,288)
Non-cash interest expense	1,822	2,899	2,281
Income tax expense	(26)	(284)	(126)
Interest income on capital lease	—	—	(48)
Transaction expenses	(27)	(34)	—
Severance charges	(251)	(78)	(213)
Other	(704)	(241)	(1,349)
Changes in operating assets and liabilities	(32,345)	12,556	(28,198)
Net cash provided by operating activities	$35,054	$81,057	$39,612
____________________________________
(1)For the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, unit-based compensation expense included $1.1 million, $1.0 million and $1.1 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0, $0.3 million, and less than $0.1 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for all periods was related to non-cash adjustments to the unit-based compensation liability.
(2)Represents certain expenses related to potential and completed transactions and other items. The Partnership believes it is useful to investors to exclude these expenses.
(3)Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
DISTRIBUTABLE CASH FLOW TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Dollars in thousands — Unaudited)
The following table reconciles Distributable Cash Flow to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
Net income	$3,254		$3,105		$371
Non-cash interest expense	1,822		2,899		2,281
Depreciation and amortization	59,064		59,247		61,030
Non-cash income tax expense (benefit)	(204)		59		(99)
Unit-based compensation expense (1)	3,710		3,599		4,182
Transaction expenses (2)	27		34		—
Severance charges	251		78		213
Gain on disposition of assets	(179)		(276)		(1,255)
Impairment of compression equipment (3)	432		168		2,550
Distributions on Preferred Units	(12,187)		(12,187)		(12,187)
Maintenance capital expenditures (4)	(5,844)		(4,687)		(4,506)
Distributable Cash Flow	$50,146		$52,039		$52,580
Maintenance capital expenditures	5,844		4,687		4,506
Transaction expenses	(27)		(34)		—
Severance charges	(251)		(78)		(213)
Distributions on Preferred Units	12,187		12,187		12,187
Other	(500)		(300)		(1,250)
Changes in operating assets and liabilities	(32,345)		12,556		(28,198)
Net cash provided by operating activities	$35,054		$81,057		$39,612

Distributable Cash Flow	$50,146		$52,039		$52,580

Distributions for Distributable Cash Flow Coverage Ratio (5)	$51,123		$51,106		$50,937

Distributable Cash Flow Coverage Ratio	0.98	x	1.02	x	1.03	x
____________________________________
(1)For the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, unit-based compensation expense included $1.1 million, $1.0 million and $1.1 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0, $0.3 million, and less than $0.1 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for all periods was related to non-cash adjustments to the unit-based compensation liability.
(2)Represents certain expenses related to potential and completed transactions and other items. The Partnership believes it is useful to investors to exclude these expenses.
(3)Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.
(4)Reflects actual maintenance capital expenditures for the periods presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.
(5)Represents distributions to the holders of the Partnership’s common units as of the record date.

USA COMPRESSION PARTNERS, LP
FULL-YEAR 2022 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE
RECONCILIATION TO NET INCOME
(Unaudited)

Guidance
Net income	$33.0 million to $53.0 million
Plus: Interest expense, net	129.0 million
Plus: Depreciation and amortization	229.0 million
Plus: Income tax expense	1.0 million
EBITDA	$392.0 million to $412.0 million
Plus: Unit-based compensation expense and other (1)	14.0 million
Adjusted EBITDA	$406.0 million to $426.0 million
Less: Cash interest expense	120.0 million
Less: Current income tax expense	1.0 million
Less: Maintenance capital expenditures	23.0 million
Less: Distributions on Preferred Units	49.0 million
Distributable Cash Flow	$213.0 million to $233.0 million
____________________________________
(1)Unit-based compensation expense is based on the Partnership’s closing per unit price of $17.61 on March 31, 2022.